EXHIBIT 99.1

BUCYRUS INTERNATIONAL, INC.
ANNOUNCES SUMMARY UNAUDITED RESULTS
FOR THE THREE MONTHS ENDED MARCH 31, 2005

        South Milwaukee, Wisconsin — April 14, 2005 — Bucyrus International, Inc. today announced its summary unaudited results for the three months ended March 31, 2005. The following includes the summary unaudited results for this period. References to “Bucyrus” and the “Company” refer to Bucyrus International, Inc. and its consolidated subsidiaries.

	For the three months ended March 31,
Dollars in thousands, except per share amounts	2005	2004

Consolidated Statements of Operations:
Sales	$105,521	$97,128
Cost of products sold	76,495	77,471

Gross profit	29,026	19,657
Selling, general and administrative expenses	12,305	14,056
Research and development expenses	1,350	1,354
Amortization of intangible assets	453	412

Operating earnings	14,918	3,835

Interest expense	1,252	4,125
Other expense - net	23	345

Earnings (loss) before income taxes	13,643	(635)

Income tax expense	4,518	1,380

Net earnings (loss)	$9,125	$(2,015)

Net earnings (loss) per share: Basic:
Net earnings (loss) per share	$.45	$(.17)

Weighted average shares	20,068,110	12,058,400

Diluted:
Net earnings (loss) per share	$.44	$(.17)

Weighted average shares	20,782,311	12,058,400

Other Financial Data:
EBITDA (1)	$18,238	$7,008
AIP management fee and expenses (2)	—	500
Non-cash stock compensation expense	45	4,148
Restructuring charges (severance)	13	54
Loss on sale of fixed assets	282	8

(1)	EBITDA is defined as earnings (loss) before interest, income taxes, depreciation and amortization. EBITDA, a measure used by management to measure liquidity and performance, is reconciled to net earnings (loss) and net cash provided by operating activities in the following table. The Company’s management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”), and does not purport to be an alternative to net earnings (loss) as an indicator of operating performance or to net cash provided by operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the Company’s debt instruments. The definition of EBITDA used in the Company’s debt instruments is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and the Company’s ability to engage in certain activities such as incurring additional debt and making certain payments.

	For the three months ended March 31,
Dollars in thousands	2005	2004

Net earnings (loss)	$9,125	$(2,015)
Interest income	(209)	(65)
Interest expense	1,252	4,125
Income taxes	4,518	1,380
Depreciation	2,864	2,761
Amortization	688	822

EBITDA	18,238	7,008

Changes in assets and liabilities	2,249	(4,269)
Non-cash stock compensation expense	45	4,148
Loss on sale of fixed assets	282	8
Interest income	209	65
Interest expense	(1,252)	(4,125)
Income tax expense	(4,518)	(1,380)

Net cash provided by operating activities	$15,253	$1,455

(2)	Excludes fees of $44,000 paid to American Industrial Partners (“AIP”) or its affiliates and advisors for services performed for the Company outside the scope of the management services agreement for the three months ended March 31, 2004. This management services agreement was terminated in July 2004.

Dollars in thousands	March 31, 2005	December 31, 2004

Consolidated Balance Sheets
Assets
Cash and cash equivalents	$33,893	$20,617
Receivables-net	78,338	90,802
Inventories	130,801	110,815
Deferred income tax assets	9,616	9,607
Prepaid expenses and other current assets	7,716	7,205

Total current assets	260,364	239,046

Goodwill	47,306	47,306
Intangible assets-net	36,419	36,935
Deferred income tax assets	5,499	7,651
Other assets	8,048	8,191

	97,272	100,083

Property, plant and equipment-net	52,771	53,680

	$410,407	$392,809

Liabilities and Common Shareholders’ Investment
Accounts payable and accrued expenses	$64,438	$59,446
Liabilities to customers on uncompleted contracts
and warranties	15,888	8,221

Income taxes	3,548	2,880
Current maturities of long-term debt and other
short-term obligations	23,184	6,342

Total current liabilities	107,058	76,889

Dollars in thousands	March 31, 2005	December 31, 2004

Postretirement benefits	13,803	13,700
Deferred expenses, pension and other	35,617	38,242

	49,420	51,942

Long-term debt	78,960	96,910

Common shareholders’ investment	174,969	167,068

	$410,407	$392,809

        The results for the three months ended March 31, 2005 include an increase in sales of $8.4 million or 8.6% as compared to the three months ended March 31, 2004. New machine sales were $27.7 million, which was equal to machine sales for the three months ended March 31, 2004, and aftermarket parts and service sales were $77.8 million, an increase of $8.4 million or 12.1% from $69.4 million for the three months ended March 31, 2004. The higher level of aftermarket parts and service sales for the three months ended March 31, 2005 as compared to the prior year period resulted from an increase in customer discretionary spending and equipment utilization, primarily due to higher commodity prices. In addition, aftermarket sales have increased due to the Company’s initiatives and strategies to capture additional market share. A significant portion of the increase in aftermarket sales for the three months ended March 31, 2005 was in the United States. The Company achieved operating earnings of $14.9 million for the three months ended March 31, 2005. Operating earnings for the three month period ended March 31, 2005 increased from 2004 due to increased gross profit resulting from increased sales volume and higher gross margins on both machines and aftermarket sales. Also, operating earnings for the three month period ended March 31, 2004 included non-cash stock compensation expense of $4.1 million.

        Interest expense for the three months ended March 31, 2005 decreased $2.9 million compared to the prior year period. The decrease in interest expense was due to reduced borrowings as well as the refinancing that was effective with the completion of the Company’s initial public equity offering on July 28, 2004.

        As of March 31, 2005, the Company’s total backlog was $505.4 million, $288.4 million of which was expected to be recognized within twelve months of such date. This represents a 15.8% and 24.6% increase from the December 31, 2004 total backlog of $436.3 million and twelve months backlog of $231.5 million, respectively, and a 78.0% and 87.8% increase from the March 31, 2004 total backlog of $284.0 million and twelve months backlog of $153.6 million, respectively. The increase from December 31, 2004 was due to an increase in aftermarket parts and service orders and the increase from March 31, 2004 was due to an increase in both new machine orders and aftermarket parts and service orders. New machine orders for the three months ended March 31, 2005 totaled $2.3 million.

        As of March 31, 2005, the Company had aggregate outstanding indebtedness of $102.1 million. The Company had no borrowings under its revolving credit facility as of March 31, 2005 and cash and cash equivalents were $33.9 million as of that date. On April 1, 2005, the Company made a voluntary prepayment of $16.0 million on the outstanding balance of its senior secured term loan.

        Bucyrus is one of the world’s leading manufacturers of large-scale excavation equipment used in surface mining. Bucyrus machines are used throughout the world by customers mining copper, coal, oil sands, iron ore and other minerals. An important part of the Company’s business consists of aftermarket sales in support of its large installed base (almost $10 billion based on estimated replacement value) of machines which have service lives from fifteen to forty years.

Statements contained in this press release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations and are made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Bucyrus’ actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those cautionary factors described in the “Forward Looking Statements” section of Bucyrus’ 10-K for the year ended December 31, 2004 and other factors described in Bucyrus’ subsequent reports filed with the Securities and Exchange Commission. Bucyrus undertakes no obligation to publicly update or revise any forward-looking statements.

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